UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 7, 2005

Date of Report (Date of earliest event reported)

Concord Communications, Inc.

(Exact name of registrant as specified in charter)

Massachusetts	0-23067	04-2710876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Nickerson Road, Marlboro, Massachusetts		01752
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (508) 460-4646

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 7, 2005 (the “Effective Date”) the merger transaction involving Concord Communications, Inc., a Massachusetts corporation (“Concord”) and Computer Associates International, Inc., a Delaware corporation (“Computer Associates”) (the “Merger”) was completed and, in connection with such event, Concord requested the voluntary delisting of Concord’s common stock from the Nasdaq National Market, effective as of the close of business on such date.  Concurrently with delisting, Concord filed a Form 15 with the Securities and Exchange Commission (the “SEC”) to effect the deregistration of its common stock.

Item 5.01.  Changes in Control of Registrant.

On the Effective Date, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2005, by and among Concord, Computer Associates and Minuteman Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Computer Associates (“Merger Sub”), which Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Concord on April 7, 2005, Merger Sub merged with and into Concord and Concord became a wholly-owned subsidiary of Computer Associates.  As a result of the Merger, each share of Concord common stock outstanding immediately prior to the Merger was converted into the right to receive $17.00 in cash, without interest, and less applicable taxes (the “Merger Consideration”).  Following completion of the Merger, Computer Associates owns 100% of the voting securities of Concord.

The aggregate consideration being paid by Computer Associates for the acquisition of 100% of the outstanding voting securities of Concord is approximately $337 million. Computer Associates financed the purchase price from its working capital.

Item 8.01.  Other Events.

In connection with the Merger and as required by the terms of that certain Indenture (the “Indenture”), dated as of December 8, 2003 between Concord, as issuer, and Wilmington Trust Company, as trustee (the “Trustee”), related to Concord’s 3% Convertible Senior Notes due 2023 (the “Notes”), which Indenture was filed as Exhibit 4.3 to the Form S-3 Registration Statement filed by Concord with the SEC on January 22, 2004, Concord entered into a Supplemental Indenture (the “Supplemental Indenture”) on June 7, 2005 with the Trustee to provide that each Note will be convertible into the same amount of merger consideration that the holder of the Note would have received pursuant to the Merger had such Note been converted into Concord common stock immediately prior to the Merger.  The foregoing description of the Supplemental Indenture is not complete and is qualified in its entirety by reference to the Supplemental Indenture, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

In accordance with the Indenture, (i) Concord intends to provide within 20 calendar days of the Effective Date formal notice to the Trustee and to all holders of the Notes concerning the Merger and the holders' purchase and conversion rights (the “Notice”), (ii) each holder will have 20 business days thereafter to exercise the purchase or conversion right by informing Concord's paying agent of such action and (iii) Concord will make payment to each holder exercising a purchase or conversion right no later than 35 business days after the date of the Notice.  Additional information concerning the holders' purchase and conversion rights will be provided to the holders in due course.  In the meantime, holders may contact Concord by telephone at 508-303-4350 with any questions concerning the aforementioned discussion of the Notes.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

4.1	Supplemental Indenture, dated as of June 7, 2005, between Concord Communications, Inc. and Wilmington Trust Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONCORD COMMUNICATIONS, INC.

	By:	/s/ Melissa H. Cruz
Date: June 7, 2005		Melissa H. Cruz
Executive Vice President of Business Services, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Supplemental Indenture, dated as of June 7, 2005, between Concord Communications, Inc. and Wilmington Trust Company.